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                                                                    EXHIBIT 99.3


                          [FORM OF LETTER TO HOLDERS]

                             CEDAR BRAKES II, L.L.C.
                             El Paso Energy Building
                        1001 Louisiana Street, 26th Floor
                              Houston, Texas 77002
                                 (713) 420-2131



                                                        [                ], 2002

To the Holders of Cedar Brakes II's
9.875% Series A Senior Secured Bonds due 2013:

                  Cedar Brakes II, L.L.C., a Delaware limited liability company, is offering to exchange its 9.875% Series B Senior Secured Bonds due 2013 that have been registered under the Securities Act of 1933 (the "Series B bonds") for all outstanding 9.875% Series A Senior Secured Bonds due 2013 (the "Series A bonds"), upon the terms and subject to the conditions set forth in the enclosed prospectus dated [ ], 2002 (the "Prospectus") and the related letter of transmittal (the "Letter of Transmittal" and, together with the Prospectus, the "Exchange Offer"). The Exchange Offer is conditioned upon a number of factors set out in the Prospectus under "The Exchange Offer -- Conditions of the Exchange Offer" beginning on page [ ].

                  The Series A bonds were issued on December 12, 2001 in an original aggregate principal amount of $431,407,000, the full principal amount of which remains outstanding. The maximum amount of Series B bonds that will be issued in exchange for Series A bonds is $431,407,000.

                  Please read carefully the Prospectus and the other enclosed materials relating to the Exchange Offer. If you require assistance, you should consult your financial, tax or other professional advisors. Holders who wish to participate in the Exchange Offer are asked to respond promptly by completing and returning the enclosed Letter of Transmittal, and all other required documentation, to Bankers Trust Company, the exchange agent (the "Exchange Agent"), for the Exchange Offer.

                  If you have questions regarding the terms of the Exchange Offer, please direct your questions to Bankers Trust Company at 1-800-735-7777.

                  Thank you for your time and effort in reviewing this request.





                                                  Very truly yours,



                                                  CEDAR BRAKES II, L.L.C.